Exhibit 10.22

The following is a summary of ongoing obligations by MSCI Inc. (“MSCI”) with respect to relocation and expatriate benefits to be provided to C.D. Baer Pettit in connection with his relocation from the United Kingdom to Berkeley, California. This supersedes the letter agreement between Mr. Pettit and Morgan Stanley dated February 6, 2006 and summarizes the continuing obligations of MSCI with respect to Mr. Pettit’s relocation and expatriate benefits.

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Cost of Living Allowance: Mr. Pettit’s cost of living allowance will be £6,494 annually. This allowance will be reviewed periodically and adjusted if warranted and will be paid with Mr. Pettit’s regular salary on a monthly basis.

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Housing/Utility Allowance: A housing allowance of up to $11,000 per month will be paid into Mr. Pettit’s US bank account and Mr. Pettit will pay rent directly to his landlord. In addition MSCI will pay a utility allowance of $700 per month to cover the costs of heating, lighting and personal effects insurance. MSCI will not take responsibility in the US for house maintenance costs (gardening fee, annual painting, etc.). In addition, Mr. Pettit will be entitled to a furniture rental allowance of $1,300 per month.

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Assumed UK Housing Deduction: Mr. Pettit’s annual assumed UK housing deduction, based on Mr. Pettit’s annual base salary and family size of 5 will be £18,442. This amount will be deducted from Mr. Pettit’s salary and is intended to be an offset to the housing allowance (described above) and to ensure that Mr. Pettit is not financially responsible for the differential between housing costs in the United Kingdom and housing costs in Berkeley.

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Hypothetical Taxes: MSCI takes responsibility for Mr. Pettit’s actual foreign tax liability and withholds hypothetical UK taxes and National Insurance contributions from the expatriate’s base salary and above base compensation. Outside income such as interest and dividends are also subject to hypothetical tax, although there is no withholding on these amounts. Mr. Pettit’s annual hypothetical tax withholding on his base salary taking into account his current tax free allowance will be £48,607. MSCI will engage an accounting firm to prepare Mr. Pettit’s foreign individual income tax returns and tax equalisation calculation, and reasonable fees associated with these services will be borne by MSCI.

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Storage of Household Goods: MSCI will meet the cost of long-term storage of goods left in the UK with the shipping company for the duration of Mr. Pettit’s assignment if he chooses not to ship certain goods to Berkeley.

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Benefits: Mr. Pettit will continue to be covered under his UK benefits plan except that his medical insurance coverage will be enhanced to provide international coverage during Mr. Pettit’s assignment.

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Home Leave: Mr. Pettit will be entitled to one “Home Leave” trip to the UK for each 12 month period in the assignment location. This includes round-trip airfare in business class from Berkeley to London. Alternatively, Mr. Pettit may elect to travel in economy (coach) in which case he will be entitled to two home leave trips per 12 month period. If Mr. Pettit does not take advantage of the home leave entitlement, he will not be paid in lieu of travel.